UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

OAO Technology Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7500 Greenway Center Drive, 16th Floor, Greenbelt, MD 20770-3522

Phone: (301) 486-0400, Fax: (301) 486-0414

Internet: www.oaot.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

You are invited to attend the OAO Technology Solutions, Inc. 2003 Annual Meeting of Shareholders.

DATE:	Friday, May 23, 2003
TIME:	10:00 A.M. Eastern Time
PLACE:	The Jefferson Hotel—Washington DC
1200 Sixteenth Street, N.W.
Washington, DC 20036
Phone: 202-347-2200
DIRECTIONS:	Included on the last page

Only shareholders who owned stock at the close of business on March 28, 2003, can vote at this meeting or any adjournments that may take place.

At the meeting, we will be voting on the following matters:

•	the election of eleven directors,

•	ratification of our selection of auditors for the year ending December 31, 2003,

•	any other business properly presented at the meeting.

We also will report on our 2002 business results and other matters of interest to our shareholders. You will have an opportunity at the meeting to ask questions, make comments, and meet our management team.

Our Board of Directors is a vital resource. Whether or not you expect to attend our annual meeting in person, we consider your vote important, no matter how many shares you hold, and we encourage you to vote as soon as possible. Sending in your proxy will not prevent you from voting your shares at our annual meeting, if you so desire, as your proxy is revocable by a later dated proxy or by attending and voting in person at the annual meeting.

The proxy statement, accompanying proxy card, and annual report are being mailed to shareholders beginning April 12, 2003, in connection with the solicitation of proxies by the Board of Directors. Please contact J. Jeffrey Fox by phoning (301) 486-0400 with any questions or concerns.

Sincerely,

Charles A. Leader President and Chief Executive Officer	David L. Rattner General Counsel and Corporate Secretary

April 12, 2003

QUESTIONS AND ANSWERS

Q:	Who is entitled to vote?
A:	Shareholders of record as of the close of business on March 28, 2003 may vote at the annual meeting.

Q:	How many shares can vote?
A:	On March 28, 2003, there were 17,502,959 shares of our common stock issued and outstanding. Every shareholder may cast one vote for each share owned.

Q:	What may I vote on?
A:	You may vote on the following items:

•	the election of eleven directors who have been nominated to serve on our Board of Directors,

•	the ratification of our selection of auditors,

•	any other business that is properly presented at the meeting.

Q:	How does the board recommend I vote on the proposals?
A:	The board recommends a vote FOR each board nominee and FOR the ratification of our selection of auditors.

Q:	How do I vote?
A:	Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided.

If you sign and return your proxy card but do not mark any boxes showing how you wish to vote, Charles A. Leader and J. Jeffrey Fox will vote your shares as recommended by the Board of Directors.

Q:	What if I hold my OAO Technology shares in a brokerage account?
A:	If you hold your shares through a broker, bank or other nominee, you will receive a voting instruction form directly from the nominee describing how to vote your shares.

Q:	What if I want to change my vote?
A:	A registered shareholder may change his or her vote at any time before the meeting in any of the following three ways:

1.    notifying our corporate secretary, David L. Rattner, in writing,

2.    voting in person at the meeting, or

3.    submitting a proxy card with a later date.

If you hold your shares through a broker, bank or other nominee, and wish to change your vote, you must deliver your change to that nominee. Also, if you wish to vote at the meeting, you must obtain a legal proxy from that nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form. If you are a registered shareholder and wish to vote at the meeting, no additional forms will be required.

Q:	How will directors be elected?
A:	The eleven nominees who receive the highest number of affirmative votes at a meeting at which a quorum is present will be elected as directors.

Q:	What vote is required to adopt the other items that are on the meeting agenda?
A:	Ratification of our selection of auditors requires the affirmative vote of a majority of the votes cast by the holders of our outstanding shares of common stock entitled to vote on the proposal.

Q:	Who will count the votes?
A:	A representative of Mellon Investor Services, L.L.C., our registrar and transfer agent, will count the votes and act as the inspector of elections.

Q:	What does it mean if I get more than one proxy card?
A:	Your shares may be registered differently or may be in more than one account. We encourage you to have all accounts registered in the exact same name and address (whenever possible). You may obtain information about how to do this by contacting our transfer agent:

Mellon Investor Services LLC

Overpeck Centre

85 Challenger Road

Ridgefield Park, NJ 07660

Toll-free telephone 800-526-0801

If you provide Mellon with photocopies of the proxy cards that you receive or with the account numbers that appear on each proxy card, it will be easier to accomplish this.

You also can find information on transferring shares and other useful shareholder information on their web site at www.melloninvestor.com.

Q:	What is a quorum?
A:	A quorum is a majority of the outstanding shares of common stock entitled to vote upon a matter. The shares may be represented at the meeting either in person or by proxy. To hold the meeting, there must be a quorum present.

Q:	What is the effect if I abstain or fail to give instructions to my broker?
A:	If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote for a particular director.

Broker non-votes also are counted as part of the quorum. A broker non-vote occurs when banks, brokers or other nominees holding shares on behalf of a shareholder do not receive voting instructions from the shareholder by a specified date before the meeting. In this event, banks, brokers and other nominees may vote those shares on matters deemed routine. The election of directors and ratification of the selection of auditors are considered routine matters.

Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders and have the effect of negative votes. A “withheld” vote is treated the same as an abstention.

Q:	Who can attend the meeting?
A:	All shareholders are encouraged to attend the meeting. Admission tickets are not required.

Q:	Are there any expenses associated with collecting the shareholder votes?
A:	We will bear the entire cost of the solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our shareholders. We do not anticipate hiring an agency to solicit votes at this time.

Q:	What is a shareholder proposal?
A:	A shareholder proposal is your recommendation or requirement that OAOT or our Board of Directors take action on a matter that you intend to present at a meeting of shareholders or included in our annual proxy statement. However, under applicable rules we have the ability to exclude certain matters proposed, including those that deal with matters relating to our ordinary business operations.

Q:	Can anyone submit a shareholder proposal?
A:	To be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1% of our common stock, for at least one year by the date you submit your proposal. You also must continue to hold those securities through the date of the meeting. The deadline for submitting a shareholder proposal for the 2003 Annual Meeting was December 13, 2002 in order for a proposal to be eligible for consideration and inclusion in the proxy statement.

Q:	If I wish to submit a shareholder proposal for the annual meeting in 2004, what action must I take?
A:	If you wish us to consider including a shareholder proposal in the proxy statement for the annual meeting in 2004, you must submit the proposal, in writing, so that we receive it no later than December 14, 2003. The proposal must meet the requirements established by the SEC. Send your proposal to:

David L. Rattner

General Counsel and Corporate Secretary

OAO Technology Solutions, Inc.

7500 Greenway Center Drive, 16th Floor

Greenbelt, MD 20770-3522

The proxy solicited by the Board of Directors for the 2004 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting, if OAOT is not provided with notice of such proposal on or prior to February 27, 2004.

Q:	Who are OAO Technology’s largest shareholders?
A:	Terrapin Partners Holding Company, LLC., our largest shareholder, beneficially owns 51% of our outstanding shares of common stock. At March 14, 2003, no other shareholder owned more than 5% of our stock.

ELECTION OF DIRECTORS

Item 1 on Proxy Card

Directors are elected annually and serve a one-year term. There are eleven nominees for election this year. Each nominee is currently serving as a director. Each nominee has consented to serve until the next annual meeting, if elected. You will find detailed information on each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate.

The board recommends a vote FOR each nominee. The eleven nominees who receive the highest number of affirmative votes will be elected as directors.

JOHN F. LEHMAN	Director since 1997
Age 60

Dr. Lehman has served as chairman of the Board of Directors of OAO Technology Solutions, Inc. since October 2001 and as a director since 1997. Dr. Lehman is a founding partner of J.F. Lehman & Company, a private equity firm, and has been chairman of the board of directors of J.F. Lehman & Company since November 1990. He also serves on the board of directors of Ball Corporation, ISO Inc., and J.F. Lehman & Company’s portfolio companies and is chairman of Special Devices, Incorporated and Racal Instruments, Inc. He is also chairman of the Princess Grace Foundation and a trustee of LaSalle High School. Dr. Lehman was an investment banker at Paine Webber, Inc. from January 1988 to November 1990 and served as Secretary of the United States Navy from February 1981 to April 1987. He was president of Abington Corporation Aerospace consultants. Dr. Lehman served as staff member to Dr. Henry Kissinger on the National Security Council. Dr. Lehman holds a BS degree from St. Joseph’s University, BA and MA degrees from Cambridge University and a Ph.D from the University of Pennsylvania. Dr. Lehman is also a member of the National Commission on Terrorist Attacks.

CECILE D. BARKER	Director since 1996
Age 59

Mr. Barker has served as vice chairman of the Board of Directors of OAO Technology Solutions, Inc. since October 2001 and as a director since April 1996. Mr. Barker was chairman of the board, chief executive officer and a majority owner of OAO Corporation through December 2001, a company he founded in 1973 to provide total solutions for aerospace and information systems industries. He regularly serves as an advisor to other corporations, and was a member of the Advisory Committee for Scientific Policy for the National Science Foundation and the Science and Technology Advisory Committee for the Executive Office of the President of the United States. Mr. Barker is currently the CEO and chairman of the Barker Management Group (BMG). He has over 35 years of experience in the management of major scientific, technological and commercial programs. Mr. Barker has undergraduate and graduate degrees in Physics and an Executive MBA from Loyola College.

YVONNE BRATHWAITE BURKE	Director since 1997
Age 70

Yvonne Brathwaite Burke has served as a member of the board of Supervisors of Los Angeles County since 1992. She also serves on the Los Angeles Metropolitan Transportation Agency. She is a former member of the US House of Representatives, serving on the Appropriations Committee, and also a former member of the California State Assembly. She served on the US Advisory Board of Nestle USA and was Chair of the Los Angeles branch of the Federal Reserve Bank. She holds a BA Degree from UCLA and a Juris Doctorate from University of Southern California. She was a Fellow of Harvard’s Kennedy School of Politics and a Chubb Fellow at Yale University.

FRANK B. FOSTER, III	Director since 1997
Age 68

Mr. Foster retired as president and chief executive officer of Diamond Bathurst (formerly Diamond Glass) in 1987 after almost 30 years of service and is currently a business consultant. Since 1987, Mr. Foster has served on the boards of numerous companies and is currently a director of 1838 Investment Advisors, Airgas, Inc., National Welders, Inc. and Fincom Corporation. He is also a director of the National Center for the American Revolution. Mr. Foster graduated from Yale University with a BA degree.

DONALD GLICKMAN	Director since 2002
Age 70

Mr. Glickman is a founding partner of J.F. Lehman & Company. Prior thereto, Mr. Glickman was a principal of the Peter J. Solomon Company, a managing director of Shearson Lehman Brothers Merchant Banking Group and senior vice president and regional head of The First National Bank of Chicago. He holds a BME from Cornell University and received his MBA from the Harvard Business School, where he was elected a George F. Baker Scholar. Mr. Glickman also served as an armored cavalry officer in the Seventh U.S. Army. He currently serves as a director of MS Software, Inc., MacNeal-Schwendler Corporation, Monroe Muffler Brake, Inc., and J.F. Lehman & Company’s portfolio companies and is chairman of Elgar Holdings, Inc. He is also a trustee of MassMutual Corporate Investors and MassMutual Participation Investors.

Gen. Paul X. Kelley (Ret.)	Director since 2002
Age 74

General Kelley is chairman of the American Battle Monuments Commission. He currently serves as a director of Columbia Partners, Inc., London Life Reinsurance Company, The Non-Proliferation Trust, Inc., The Non-Proliferation Trust, International, Park Place Entertainment Corporation, Saul Centers, Inc., and Sturm, Ruger & Company, Inc. From 1983 until 1987, General Kelley served as the 28th Commandant of the Marine Corps and a member of the Joint Chiefs of Staff. During his 37-year military career, he commanded Marine Corps organizations at every echelon from platoon through division, including command of an infantry battalion and infantry regiment during two separate combat tours in the Republic of Vietnam. In December 1979, he was appointed by President Carter as the first Commander of the Rapid Deployment Joint Task Force, and spearheaded the initiative which eventually culminated in its re-designation as the US Central Command. General Kelley holds a BS degree in Economics from Villanova University, is a Distinguished Graduate of the Air War College, and has received honorary doctoral degrees from his Alma Mater, Norwich University, Webster University, Jacksonville University, The United States Sports Academy and Rensselaer Polytechnic Institute. He is chairman emeritus of the Irish American Partnership, chairman for the National Legal Center for the Public Interest, a governor of the NFL Alumni, and a member of Beta Gamma Sigma, The Alfalfa Club, and The Council of Foreign Relations.

CHARLES A. LEADER	Director since 2002
Age 51

Charles A. Leader became president and chief executive officer of OAO Technology Solutions, Inc. in April 2002. Mr. Leader has approximately 20 years executive management and consulting experience in the technology field. Mr. Leader was previously president, chief operating officer and a director at Nichols Research Corporation, a professional services firm acquired by CSC. He was also president of Hughes Information Systems and held other executive positions in Hughes Aircraft Company. He has worked as a consultant to a broad range of industries and was a partner in McKinsey & Company where he was co-leader of the Aerospace/Defense practice. Prior to entering business, Mr. Leader served nearly 10 years in the United States Marine Corps. His professional experience has focused on developing and successfully executing effective strategies, and improving operational and organizational effectiveness. Mr. Leader graduated from the University of Notre Dame with a BA and received an MBA from Harvard University with academic honors.

RICHARD B. LIEB	Director since 1999
Age 55

Mr. Lieb is president and chief executive officer of The Dewey Companies, an integrated, residential single and multi-family real estate company. Previously, he held a variety of senior positions at SEI Investments, and most recently was responsible for Trust Technology and Mutual Funds Services, which comprised approximately two-thirds of SEI’s revenues. He is a member of the board of SEI. He serves on the advisory board of Cross Atlantic Technologies, a venture capital firm that does second stage investing in technology companies in Ireland, Great Britain, and the US. He is the vice-chairman of the Pennsylvania Academy of Fine Arts and is also a director of the Marine Corps Scholarship Foundation. Mr. Lieb graduated from Duke University with a BA in history and has an MBA from the Wharton School at the University of Pennsylvania. He served in the Marine Corps as an infantry officer from 1969 to 1973, including a tour in Vietnam.

LOUIS N. MINTZ	Director since 2001
Age 38

Mr. Mintz is a principal of J.F. Lehman & Company, a private equity firm, and has been a member of the firm since 1997. From 1996 to 1997, Mr. Mintz was a member of the Private Equity Investment Group at Odyssey Partners, L.P., and from 1994 to 1996 served as a vice president at Rosecliff, Inc., where he was involved in all aspects of the acquisition and management of several portfolio companies. He began his career at Drexel Burnham Lambert as a financial analyst in the corporate finance department. Mr. Mintz received his BA in Economics and Public Policy Studies from Duke University and is a member of Phi Beta Kappa. Mr. Mintz served as a director of McCormick Selph Holdings, Inc. and is currently a director of Special Devices, Incorporated.

GREGORY A. PRATT	Director since 1998
Age 54

Mr. Pratt served as president and chief executive officer of OAO Technology Solutions, Inc. from 1998 to April 2002 and was elected vice chairman of the Board of Directors in April 2002. Prior to joining OAO Technology Solutions, Mr. Pratt was founder and chief executive officer of Enterprise Technology Group from 1997 to 1998, a systems integrator providing implementation, integration, and training services for ERP software applications. Mr. Pratt was president and chief operating officer for Intelligent Electronics from 1992 to 1996; and served in senior executive management positions for Atari Corporation and Commodore International, Ltd. Mr. Pratt serves on the board of directors of Carpenter Technology, Inc. and Elderport, Inc. Mr. Pratt is a CPA and holds an MBA from the Wharton School at the University of Pennsylvania.

GEORGE A. SAWYER	Director since 2002
Age 72

Mr. Sawyer is a founding partner of J.F. Lehman & Company and from 1993 to 1995 served as president and chief executive officer of Sperry Marine, Inc. Prior thereto, Mr. Sawyer held a number of prominent positions in private industry and in the United States Government, including serving as president of John J. McMullen Associates, president and chief operating officer of TRE Corporation, executive vice president and director of General Dynamics Corporation, vice president of international operations for Bechtel Corporation and Assistant Secretary of the Navy for Shipbuilding and Logistics under Dr. Lehman. He graduated Phi Beta Kappa from Yale University and completed graduate studies in nuclear engineering at the Knolls Atomic Power Laboratories. He is also the co-inventor of the Consolidated Nuclear Steam Generator II and served in the US Navy for ten years as a nuclear submariner. Mr. Sawyer currently serves as a director of American Automar Inc., Black Light Power Co., and J.F. Lehman & Company’s portfolio companies. He also serves on the Board of Trustees of the Webb Institute, on the Board of managers of the American Bureau of Shipping and on the Board of the Mariner’s Museum.

BOARD OF DIRECTORS—ADDITIONAL INFORMATION

Board Meetings: The Board of Directors held six meetings in 2002. Each director attended at least 75% of the total number of meetings of the board and committees of which he or she was a member.

Board Compensation: All members of the Board of Directors of the Company received the following compensation in 2002:

•	$18,000 annually

•	$1,000 annually for chairing either the audit, compensation, or independent directors committee

•	$2,000 for each board meeting attended

•	$1,000 for each committee meeting attended

•	reimbursement of out-of-pocket expenses

Additionally, each director receives a stock option to purchase 20,000 shares of our common stock upon initial election to the board. Each director also receives a grant of a stock option to purchase 4,000 shares of our common stock on the second anniversary of his or her election as a board member, and subsequent discretionary grants, subject to a lifetime maximum of 100,000 options.

Directors’ options have a ten-year term and vest 25% each year starting on the grant date. The exercise price is equal to or greater than the fair market value of a share of our common stock on the grant date.

During 2002, the Company granted stock options to the following Directors: Mr. Glickman, Gen. Kelley (Ret.) and Mr. Sawyer were each granted 20,000 options at an exercise price of $2.00. Mr. Leader was issued stock options as an employee of the Company (see 2002 Stock Option Grants table for more information on stock options issued to executives).

During 2002, the Board of Directors approved an amendment to Board Compensation for 2003 to include an additional $5,000 for participation on the Audit Committee ($9,000 for chairing the Audit Committee.)

BOARD COMMITTEE MEMBERSHIP ROSTER

	Audit (1)	Compensation	Independent Directors
Meetings held in 2002	7	4	0
Yvonne Brathwaite Burke	✓	✓	✓
Frank B. Foster, III	✓*	✓	✓*
Richard B. Lieb	✓	✓*	✓

(1)	Each member of the Audit Committee qualifies as independent under the Nasdaq rules.

*	Chairperson

Compensation Committee

The Compensation Committee addresses matters relating to employment, compensation and management performance. The committee:

•	reviews and recommends the compensation arrangements for senior management, including salaries, bonuses, employment contracts and options

•	administers our equity compensation plan

Audit Committee

The Audit Committee assists the Board as follows:

•	operates under a written Audit Committee Charter adopted by the Board of Directors

•	approves the hiring and retention of our independent certified public accountants

•	discusses the scope and results of our audit with the independent certified public accountants

•	reviews with management and the independent certified public accountants the interim and year-end operating results and news releases regarding the interim and year-end operating results before issuance by the Company

•	discusses the Company’s audited financial statements with management and the independent auditors, including a discussion with the independent auditors regarding the matters required to be discussed by Statement of Auditing Standards No. 61

•	considers the adequacy of our internal accounting controls and audit procedures

•	reviews relationships between the independent auditors and the Company (in accordance with Independence Standards Board Standard No. 1), discussing with the auditors such relationships and their impact on the auditors’ independence, and recommending that the board take appropriate action to satisfy itself of the auditors’ independence

Independent Directors Committee

In connection with the Terrapin Partners transactions (see Relationships and Related Transactions with Management and Others), and as a condition to the Board of Directors of the Company approving those transactions, the Company, Terrapin Partners and an affiliate of J.F. Lehman & Company, Inc., J.F. Lehman Equity Investors I, L.P. (“JFLEI”), entered into a Stockholders Agreement, dated as of October 22, 2001 (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, the parties thereto agreed that during the term of the Stockholders Agreement, the Board of Directors of the Company would continue to maintain a committee of independent directors (the “Independent Committee”) consisting of at least three members of the Board of Directors that are neither executive officers of the Company nor affiliated with JFLEI, Terrapin Partners or their affiliates. Additionally, the Company agreed that during the term of the Stockholders Agreement it would not approve any “Material Transaction” (as defined in the Relationships and Related Transactions with Management and Others section in this proxy statement) without the consent of at least a majority of the members of the Independent Committee. The Independent Committee did not meet in 2002.

Report of the Audit Committee

The Audit Committee (the “Committee”) oversees the Company’s financial reporting on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee has received and discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also discussed with the independent auditors any matters required by Statement of Auditing Standards No. 61. The Committee held seven meetings during fiscal year 2002.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company’s independent auditors.

By the Audit Committee:	Yvonne Brathwaite Burke
Frank B. Foster, III
Richard B. Lieb

The forgoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company’s previous or future filings with the United States Securities and Exchange Commission, except as otherwise explicitly specified by the Company in any such filing.

RATIFICATION OF SELECTION OF AUDITORS

Item 2 on Proxy Card

The Board of Directors has selected the firm of Deloitte & Touche LLP to audit the Company’s financial statements for the year ending December 31, 2003. Deloitte & Touche LLP has served as our auditors since 1996. We expect that a member of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement at the meeting, if so desired, and will be available to respond to appropriate questions. Ratification of the selection of auditors is not required under the laws of the State of Delaware but will be considered by our Audit Committee in selecting auditors for future years.

Audit Fees

The aggregate fees for Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s Quarterly reports on Form 10-Q for that fiscal year were approximately $230,000.

Financial Information Systems Design and Implementation Fees

There were no fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the year ended December 31, 2002.

All Other Fees

The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above, for the year ended December 31, 2002 were approximately $298,000.

The Audit Committee has concluded that this level of non-audit services is compatible with maintaining the principal auditor’s independence.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS AND

BENEFICIAL OWNERS OF MORE THAN 5%

AS OF MARCH 14, 2003 (1)

Name	Outstanding Shares Beneficially Owned	Options Exercisable Within 60 Days	Shares Beneficially Owned Assuming Exercise of Options	Percent of Shares
Terrapin Partners Holding Company, LLC.(2)	8,925,214	—	8,925,214	51.0%
John F. Lehman (3)	8,925,214	51,500	8,976,714	51.1
Louis N. Mintz (4)	8,925,214	10,000	8,935,214	51.0
Cecile D. Barker (5)	8,925,214	27,500	8,952,714	51.1
George A. Sawyer (6)	8,925,214	5,000	8,930,214	51.0
Donald Glickman (7)	8,925,214	5,000	8,930,214	51.0
Yvonne Brathwaite Burke	—	51,500	51,500	*
Frank B. Foster, III	100	41,500	41,600	*
Gen. Paul X. Kelley (Ret.)	—	5,000	5,000	*
Charles A. Leader	67,800	187,500	255,300	1.4
Richard B. Lieb (8)	40,500	46,000	86,500	*
Gregory A. Pratt	—	750,000	750,000	4.1
J. Jeffrey Fox	20,000	233,750	253,750	1.4
James A. Ungerleider	—	—	—	—
Wayne E. Owens	127,308	70,750	198,058	1.1
Shiraz Patel	65,261	—	65,261	*
Robert J. George	27,067	20,000	47,067	*
Executive officers and directors as a group (16 persons)	9,273,750	1,505,000	10,778,250	61.6

*	Less than 1% of our outstanding shares of common stock
1.	This table is based upon information supplied by officers, directors and principal shareholders and, in some cases, contained in Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 17,502,959 shares of common stock outstanding as of March 14, 2003.
2.	Based on a Schedule 13D/A dated October 4, 2002, Terrapin Partners Holding Company, LLC (“TP HoldCo”), the sole managing member of Terrapin Partners Subsidiary LLC (“TP Subsidiary”), has shared voting power with respect to 8,925,214 shares and shared dispositive power with respect to 8,584,164 shares. Of those 8,925,214 shares, 8,584,164 shares are owned of record by TP Subsidiary, and 341,050 shares are owned by Cecile Barker, who has granted TP Subsidiary an irrevocable proxy to vote such shares. The address of TP HoldCo is c/o J.F. Lehman & Company, Inc., 450 Park Avenue, 6th Floor, New York, NY 10022.
3.

Based on a Schedule 13D/A dated October 4, 2002, Dr. Lehman has shared voting power with respect to 8,925,214 shares and shared dispositive power with respect to 8,584,164 shares. Of those 8,925,214 shares, 8,584,164 shares are owned of record by TP Subsidiary and 341,050 shares are owned by Cecile Barker, who has granted TP Subsidiary an irrevocable proxy to vote such shares. Dr. Lehman may be deemed to control TP Subsidiary because he is both (i) a managing member of JFL Investors LLC, the general partner of J.F. Lehman Equity Investors I, L.P. (“JFLEI”), which holds a majority of the outstanding units of TP HoldCo, the sole managing member of TP Subsidiary, and (ii) a member of the management committee of

TP HoldCo. Dr. Lehman has sole voting and dispositive power with respect to the 51,500 shares that are issuable upon the exercise of options. The address of Dr. Lehman is c/o J.F. Lehman & Company, Inc., 450 Park Avenue, 6th Floor, New York, NY 10022.

4.	Based on a Schedule 13D/A dated October 4, 2002, Mr. Mintz has shared voting power with respect to 8,925,214 shares and shared dispositive power with respect to 8,584,164 shares. Of those 8,925,214 shares, 8,584,164 shares are owned of record by TP Subsidiary and 341,050 shares are owned by Cecile Barker, who has granted TP Subsidiary an irrevocable proxy to vote such shares. Mr. Mintz may be deemed to control TP Subsidiary because he is a member of the management committee of TP HoldCo, which is the sole managing member of TP Subsidiary. Mr. Mintz has sole voting and dispositive power with respect to the 10,000 shares that are issuable upon the exercise of options. The address of Mr. Mintz is c/o J.F. Lehman & Company, Inc., 450 Park Avenue, 6th Floor, New York, NY 10022.
5.	Mr. Barker has shared voting power with respect to 8,925,214 shares and shared dispositive power with respect to 8,584,164 shares. Of those 8,925,214 shares, 8,584,164 shares are owned of record by TP Subsidiary and 341,050 shares are owned by Mr. Barker, who has granted TP Subsidiary an irrevocable proxy to vote such shares. Mr. Barker may be deemed to control TP Subsidiary because he is a member of the management committee of TP HoldCo, which is the sole managing member of TP Subsidiary. Mr. Barker has sole dispositive power with respect to 341,050 shares. Mr. Barker has sole voting and dispositive power with respect to the 27,500 shares that are issuable upon the exercise of options. The address of Mr. Barker is c/o OAO Technology Solutions, Inc. 7500 Greenway Center Drive, 16th Floor, Greenbelt, Maryland, 20770. Based on a Schedule 13G/A dated November 1, 2001, Mr. Barker has disclaimed beneficial ownership of all but 27,500 shares.
6.	Based on a Schedule 13D/A dated October 4, 2002, Mr. Sawyer has shared voting power with respect to 8,925,214 shares and shared dispositive power with respect to 8,584,164 shares. Of those 8,925,214 shares, 8,584,164 shares are owned of record by TP Subsidiary and 341,050 shares are owned by Cecile Barker, who has granted TP Subsidiary an irrevocable proxy to vote such shares. Mr. Sawyer may be deemed to control TP Subsidiary because he is a managing member of JFL Investors LLC, the General Partner of JFLEI, which holds a majority of the outstanding units of TP HoldCo. Mr. Sawyer has sole voting and dispositive power with respect to the 5,000 shares that are issuable upon the exercise of options. The address of Mr. Sawyer is c/o J.F. Lehman & Company, Inc., 450 Park Avenue, 6th Floor, New York, NY 10022.
7.	Based on a Schedule 13D/A dated October 4, 2002, Mr. Glickman has shared voting power with respect to 8,925,214 shares and shared dispositive power with respect to 8,584,164 shares. Of those 8,925,214 shares, 8,584,164 shares are owned of record by TP Subsidiary and 341,050 shares are owned by Cecile Barker, who has granted TP Subsidiary an irrevocable proxy to vote such shares. Mr. Glickman may be deemed to control TP Subsidiary because he is both a managing member of JFL Investors LLC, the General Partner of JFLEI, which holds a majority of the outstanding units of TP HoldCo, and a member of the management committee of TP HoldCo. Mr. Glickman has sole voting and dispositive power with respect to the 5,000 shares that are issuable upon the exercise of options. The address of Mr. Glickman is c/o J.F. Lehman & Company, Inc., 450 Park Avenue, 6th Floor, New York, NY 10022.
8.	Includes 2,000 shares held by his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance: Section 16(a), Beneficial Ownership Reporting Compliance of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities (collectively, Reporting Persons), to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with except for the following: A Form 5 filed late by Mr. Barker.

Changes in Control: As reported on Form 8-K filed with the Securities and Exchange Commission on May 1, 2002, in connection with the periodic repurchase and retirement of our common stock, and the resulting reduction in common stock outstanding, on April 17, 2002 Terrapin Partners Holding Company, LLC (“Terrapin Partners”), our largest shareholder, beneficially owned approximately 50.1% of our outstanding voting securities (common stock).

STOCK PERFORMANCE GRAPH

The following chart compares the cumulative total shareholder return on our common stock with the cumulative total return on the Nasdaq Index and the cumulative total return for a peer group index for the same period. The peer group consists of SIC Code 737—Computer Programming and Data Processing Services. The comparison assumes that $100 was invested in our common stock on December 31, 1997 and in each of the comparison indices, and assumes reinvestment of dividends. We have historically reinvested earnings in the growth of our business and have not paid cash dividends on our common stock.

	December 31,
	1997	1998	1999	2000	2001	2002
OAOT	$100	$32	$84	$13	$26	$17
Peer Group	100	169	324	172	140	92
Nasdaq	100	141	249	156	125	87

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

We are in a highly competitive industry. To succeed, we must be able to:

•	attract and retain outstanding employees,

•	promote among them the economic benefits of stock ownership in our Company, and

•	motivate and reward employees who, by their hard work, loyalty, and exceptional service, make contributions of special importance to the success of our business

We have structured our executive compensation program to support our strategic goals and objectives.

COMPENSATION STRUCTURE

The compensation of our executives consists of:

•	base pay,

•	annual cash incentives, and

•	stock options

Base Pay

Base pay is established initially for new executives based on salary survey data of comparable companies in the information technology industry. To establish these levels, we review the national compensation analysis from various sources. A range of salary increases generally is determined at the time the budget is established each year based on a review of the level of achievement of financial and strategic objectives defined in OAOT’s annual strategic plan. At the time of an individual’s review, salary increases may be awarded based upon the individual’s performance and contributions to the achievement of OAOT’s objectives.

2002 base pay for Mr. Leader. Mr. Leader receives a base pay of $340,000 annually, in accordance with his employment agreement. Any increase to base pay must be approved by the Compensation Committee based on the factors discussed above and a review of executive compensation for publicly traded companies in the information technology sector.

Other highly compensated executives’ 2002 base pay. Base pay for 2002 was determined by considering the same factors discussed above and individual performance for each executive.

Cash Incentives

Annual cash incentives are intended to motivate executives who significantly contribute to and influence OAOT’s strategic plans and are responsible for the Company’s performance. The aim is to:

•	focus executives’ attention on areas such as revenue and profitability,

•	encourage teamwork, and

•	tie executive pay to corporate performance goals, which are consistent with the long-term goals of shareholders and other investors

Cash incentives are awarded based on the achievement of the annual financial and strategic goals we approve at the beginning of each year. These goals may include a target range of revenue, earnings per share, earnings before interest and taxes, revenue backlog, return on equity, or other objective measurement consistent with long-term shareholder goals. We approve a target range for specific financial and/or strategic goals and a range of potential bonus amounts for each executive, stated as a percentage of base salary. Ranges of potential bonuses are determined based upon the executive’s ability to affect OAOT’s performance. Bonuses are awarded following the year-end, and are based on the actual achievement level of the specified corporate goals compared to the target range of achievement.

2002 cash incentive for Mr. Leader. For 2002, Mr. Leader received a cash incentive of $133,000. This incentive was determined based on the achievement level of certain financial and strategic goals including revenue and profit goals.

Other highly compensated executives’ 2002 cash incentive. In 2002, the Compensation Committee approved cash incentives for executive officers based upon Company performance and achievement of individual goals.

Stock Options

Our equity compensation plan is designed to attract, retain and reward employees who make significant contributions toward achievement of our financial and operational objectives. Grants under the plan align the interests of our executives and employees with the long-term interests of our shareholders and motivate executives and employees to remain in our employ. Generally, grants are not necessarily made every year but are awarded subjectively based on a number of factors, including the achievement of our financial and strategic objectives, the individual’s contributions toward the achievement of our financial and strategic objectives, and the amount and term of options already held by each individual.

2002 Stock Option Awards. The Compensation Committee granted stock options during 2002 to certain of its new executives and employees and also granted options to certain executives and employees for exceptional performance during 2002. The relative number of options granted to new executives and employees was based on each person’s responsibilities.

Deferred Compensation Plan

Beginning in 2000, the Company established a non-qualified deferred compensation plan for certain executives and directors, which provides the opportunity for participants to enter into agreements for the deferral of a specified percentage of their cash compensation. The amount of compensation to be deferred is determined by participant elections, subject to plan limitations. OAOT may make discretionary contributions, which are subject to a vesting schedule. The amount distributed will be based on the amounts deferred, as increased or decreased for deemed investment in mutual funds or other investments designated by the participant from choices offered under the plan. OAOT’s contributions to the plan were $123,000 in 2002.

Employment Agreements

During 2002, the Compensation Committee approved employment agreements for Mr. Leader and Mr. Ungerleider. The pertinent features of these employment agreements are described under Executive Compensation and Other Arrangements.

IRS Limits on Deductibility of Compensation

We are aware that Internal Revenue Code section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the compensation tables that is not “performance based” as defined in section 162(m). Our policy is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where shareholder value is maximized by an alternative approach.

By the Compensation Committee:

Yvonne Brathwaite Burke

Frank B. Foster, III

Richard B. Lieb

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during the fiscal year ended December 31, 2002 an officer or employee of the Company.

EXECUTIVE COMPENSATION & OTHER ARRANGEMENTS

2002 Annual Compensation for Executive Officers

	Year	Annual Compensation(1)				Long-Term Compensation	All Other Compensation ($) (3)
Name and Principal Position		Salary ($)	Bonus ($)		Other Annual Compensation ($)(2)	Securities Underlying Options/SARs (#)
Charles A. Leader, President and Chief Executive Officer (5)	2002	$226,634		$133,000	$6,290	750,000		$2,200

J. Jeffrey Fox, Senior Vice President of Finance and Chief Financial Officer	2002 2001 2000	$296,097 263,680 237,923		$115,000 91,750 25,000	$8,880 9,600 62,055	— — 200,000		$41,928 22,100 22,100

Wayne E. Owens, President and Chief Executive Officer, Healthcare IT Solutions(4)	2002	$251,898		$401,395	—	—		$37,949

James A. Ungerleider, President, Managed IT Solutions(4)	2002	$113,806		$110,000	$3,700	300,000		$2,200

Robert J. George, Vice President and Corporate Controller(4)	2002	$132,873		$39,000	—	5,000		$2,200

Shiraz Patel, Former Senior Vice President, Application Management Services	2002 2001 2000	$163,266 224,562 208,672		$82,007 136,407 114,050	$112,288 — —	— — 175,000	$	— 16,467 7,531

Gregory A. Pratt, Former President and Chief Executive Officer(5)	2002 2001 2000	$162,052 313,937 295,455	$	— 187,068 —	$249,916 9,600 9,600	— 750,000 340,000		$31,751 15,800 9,118

Notes to Annual Compensation Table:

(1)	Includes compensation that has been deferred under defined contribution plans.
(2)	Represents auto allowance for Mr. Leader, Mr. Fox, Mr. Ungerleider, and Mr. Pratt. Includes moving expense reimbursement of $52,455 for Mr. Fox in 2000. Includes $246,586 of severance paid to Mr. Pratt in accordance with the terms of his severance arrangement in 2002 (See Employment Contracts and Severance Arrangements for more information.) Includes $112,288 of severance paid to Mr. Patel in connection with his termination in July 2002.
(3)	Represents the Company matching contribution under a voluntary savings plan. In 2000, includes Company matching contribution under the deferred compensation plan of $7,018, and $20,000 for Mr. Pratt and Mr. Fox, respectively. In 2001, includes Company matching contribution under the deferred compensation plan of $13,700 and $20,000 for Mr. Pratt and Mr. Fox, respectively. In 2002, includes Company matching contribution under the deferred compensation plan of $40,000 for Mr. Fox and $35,749 for Mr. Owens. In 2002, includes $30,000 of legal fees paid by the Company on the behalf of Mr. Pratt (See Employment Contracts and Severance Arrangements for more information.)

(4)	Mr. Owens and Mr. George were made executive officers in 2002. Mr. Ungerleider was hired in July 2002. As of January 1, 2003, Mr. Owens relinquished his position as President and Chief Executive Officer of Healthcare IT Solutions in order to become Senior Vice President, Sales and Marketing of Healthcare IT Solutions.
(5)	On April 19, 2002, Charles A. Leader succeeded Gregory A. Pratt as President and Chief Executive Officer of the Company. Mr. Pratt was named Vice Chairman of the Board of Directors of the Company.

2002 Stock Option Grants

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (1)	Expiration Date	5% ($)	10% ($)
Charles A. Leader	750,000	65.8%	$2.00	4/18/08	$508,868	$1,154,448
J. Jeffrey Fox	—	—	—	—	—	—
Wayne E. Owens	—	—	—	—	—	—
James A. Ungerleider	300,000	26.3%	$2.00	8/14/08	$(51,030)	$125,719
Robert J. George	5,000	0.4%	$1.37	8/14/08	$2,322	$5,268
Shiraz Patel	—	—	—	—	—	—
Gregory A. Pratt	—	—	—	—	—	—

(1)	All options have an exercise price equal to or greater than the fair market value of the shares subject to each option at the time of grant.
(2)	These values assume that the shares appreciate from the market price on the date of grant, which may be significantly in excess of the current market price, at the compounded annual rate shown from the grant date until the end of the option term. These values are not estimates of our future stock price growth. Executives will not benefit unless the common stock price increases above the stock option exercise price.

2002 Stock Option Exercises and Year-End Stock Option Values

	Shares Acquired on Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Charles A. Leader	—	—	—	750,000	—	—
J. Jeffrey Fox	—	—	175,000	125,000	$8,125	$8,125
Wayne E. Owens	—	—	58,250	33,750	$2,500	$2,500
James A. Ungerleider	—	—	—	300,000	—	—
Robert J. George	—	—	13,125	34,375	$438	$2,485
Shiraz Patel	12,500	$1,500	—	—	—	—
Gregory A. Pratt	—	—	—	750,000	—	—

(1)	Value is calculated using the difference between the option exercise price and the December 31, 2002 stock price of $1.60 multiplied by the number of shares subject to an option.

Executive Officers

As of March 28, 2003, the executive officers of the Company include: Charles A. Leader (51), President and Chief Executive Officer; J. Jeffrey Fox (47), Senior Vice President of Finance and Chief Financial Officer; James A. Ungerleider (53), President, Managed IT Solutions; David L. Rattner (39), General Counsel and Corporate Secretary; and Robert J. George (39), Vice President and Corporate Controller. Mr. Fox has been an executive officer since 1999. All others were appointed executive officers in 2002.

Employment Contracts and Severance Arrangements

Mr. Leader entered into an employment agreement in April 2002 that provides for employment on an “at will” basis. Mr. Leader is paid a salary at the annual rate of $340,000, subject to annual review. The employment agreement provides for a bonus of up to 100% of base salary (prorated for 2002) upon the achievement of certain Company and individual milestones. The employment agreement is for an initial term of two years with automatic one-year renewals unless terminated in writing with three months notice. If terminated without cause, Mr. Leader will be entitled to payment of salary, bonus and certain benefits for a period of 15 months, as defined by the employment agreement. If terminated without cause within 6 months of a change in control of the Company, the severance described above is payable for a period of 24 months. Termination with cause results in no severance.

Mr. Ungerleider entered into an employment agreement in July 2002 that provides for employment on an “at will” basis. Mr. Ungerleider is paid a salary at the annual rate of $275,000, subject to annual review with a minimum 5% increase. The employment agreement provides for a bonus of up to 100% of base salary (prorated for 2002) upon the achievement of certain Company and individual milestones. The employment agreement is for an initial term of two years with automatic one-year renewals unless terminated in writing with three months notice. If terminated without cause, Mr. Ungerleider will be entitled to payment of salary, bonus and certain benefits for a period of 15 months, as defined by the employment agreement. If terminated without cause within 6 months of a change in control of the Company, the severance described above is payable for a period of 24 months. Termination with cause results in no severance.

Mr. Fox entered into an employment agreement during 2001 that provides for employment on an “at will” basis. Mr. Fox is paid a salary at the annual rate of $309,000, subject to annual review with a minimum 5% increase. The employment agreement provides for a bonus of up to 100% of base salary upon the achievement of certain Company and individual milestones. The employment agreement is for an initial term of two years with automatic one-year renewals unless terminated in writing with three months notice. If terminated without cause, Mr. Fox will be entitled to payment of salary, bonus and certain benefits for a period of 15 months, as defined by the employment agreement. If terminated without cause within 6 months of a change in control of the Company, the severance described above is payable for a period of 24 months. Termination with cause results in no severance.

Mr. Leader, Mr. Ungerleider and Mr. Fox have agreed not to compete with the Company during the term of their employment and for 15 months after termination of employment or for a lesser term of not less than six months if approved by the Board of Directors.

On April 19, 2002, Charles A. Leader succeeded Gregory A. Pratt as President and Chief Executive Officer. Effective April 19, 2002, the Company and Mr. Pratt entered into a Transition Agreement and General and Special Release (the “Transition Agreement”), which finalized the terms of his resignation and severance in accordance with his employment agreement. As part of the Transition Agreement, Mr. Pratt will continue to receive certain payments through July 2003 in accordance with his employment agreement. In accordance with the Transition Agreement, (i) all unexercised options granted to Mr. Pratt other than the 750,000 stock options to buy the Company’s common stock (the “common stock”) granted to Mr. Pratt in 2001, were forfeited and (ii) the term of 750,000 stock options to buy the Company’s common stock granted to Mr. Pratt in 2001 was extended through January 1, 2008. The Company paid $30,000 of legal fees on the behalf of Mr. Pratt related to the Transition Agreement.

Relationships and Related Transactions with Management and Others

OAO Corporation

The Company and OAO Corporation (OAO) were related parties during 2001 because a member of the Board of Directors of the Company (Cecile D. Barker) held a substantial ownership interest in OAO Corporation. In December 2001, Mr. Barker sold his entire interest in OAO.

Mr. Barker agreed to consult to the Company beginning in January 2002. Mr. Barker is owed a fee of $10,000 per month for his efforts, commencing on January 1, 2002 pursuant to a Professional Services Agreement. The Professional Services Agreement was approved by the Board of Directors in 2001. The agreement has a one-year term and will automatically renew for successive one-year terms in the absence of written notice from either party. The renewal of this agreement for 2003 was approved by the Audit Committee of the Board of Directors in 2002. During the year ended December 31, 2002, the Company accrued fees of $120,000 related to this agreement.

In 1999, the Company loaned OAO approximately $2.5 million. The demand note required minimum quarterly principal payments of $90,000 plus interest at the prime rate plus 2.5%, and was secured by approximately 1.3 million shares of the Company’s common stock beneficially owned by Mr. Barker. There was approximately $0 and $1.7 million due from OAO under this note as of December 31, 2002 and 2001, respectively. This note was paid in full in January 2002.

Terrapin Partners

On October 22, 2001, Terrapin Partners Subsidiary LLC (“Terrapin Partners”), an affiliate of J.F. Lehman & Company, Inc. (“JFL”), acquired all 5.7 million shares of the Company’s common stock held by Safeguard Scientifics, Inc. and two of its affiliates (“Safeguard”). Mr. Barker (Vice Chairman of the Company’s Board of Directors), Mr. Pratt (then President and Chief Executive Officer of the Company and current Vice Chairman of the Company’s Board of Directors), and Mr. Fox (Senior Vice President of Finance and Chief Financial Officer of the Company) contributed an aggregate of 1,369,458 shares of the Company’s common stock to Terrapin Partners in exchange for a like number of common units of Terrapin Partners’ parent, Terrapin Partners Holding Company LLC, with an initial stated value of $1.65 per unit. In addition, Mr. Pratt and Mr. Fox were granted certain incentive based units in Terrapin Partners Holding Company LLC. John F. Lehman, the Chairman of the Board of Directors the Company, is a founding member and the Chairman and Chief Executive Officer of JFL. Mr. Glickman, Mr. Mintz and Mr. Sawyer, each a member of the Board of Directors of the Company, are all affiliated in various capacities with JFL, and Gen. Kelley (Ret.), also a member of the Board of Directors of the Company, is an indirect investor in a investment fund managed by JFL.

In connection with the Terrapin Partners transactions, on October 22, 2001, Mr. Barker entered into a Voting Agreement and Irrevocable Proxy with Terrapin Partners pursuant to which Mr. Barker, with respect to 1,826,400 shares of the Company’s common stock that he beneficially owns, but that are pledged to secure obligations (the “Pledged Shares”), (i) agreed to vote the Pledged Shares in accordance with voting instructions received from Terrapin Partners, (ii) granted Terrapin Partners an irrevocable proxy to vote the Pledged Shares and (iii) agreed to contribute the Pledged Shares to Terrapin Partners in exchange for a like number of common units with an initial stated value of $1.65 per unit upon any or all of the Pledged Shares becoming unencumbered. On October 4, 2002, 1,485,350 shares of Common Stock that were previously subject to the Voting Agreement and Irrevocable Proxy, dated October 22, 2001, became unencumbered and were contributed to Terrapin Partners in exchange for a like number of common units with an initial stated value of $1.65 per unit. 341,050 shares of Common Stock remain the subject of the Voting Agreement and Irrevocable Proxy.

In connection with the Terrapin Partners transactions, and as a condition to the Board of Directors of the Company approving those transactions for purposes of Section 203 of the Delaware General Corporation Law, the Company, Terrapin Partners and an affiliate of JFL, J.F. Lehman Equity Investors I, L.P. (“JFLEI”), entered into a Stockholders Agreement, dated as of October 22, 2001 (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, the parties thereto agreed that during the term of the Stockholders Agreement, the Board of Directors of the Company would continue to maintain a committee of independent directors (the “Independent Committee”) consisting of at least three members of the Board of Directors that are neither executive officers of the Company nor affiliated with JFLEI, Terrapin Partners or their affiliates. Additionally, the Company agreed that during the term of the Stockholders Agreement it would not approve any “Material Transaction” without the consent of at least a majority of the members of the Independent Committee. A “Material Transaction” is defined to mean (i) any transaction or series of related transactions between the Company and Terrapin Partners, JFLEI or their affiliates (A) with a value in excess of $375,000 in the aggregate or (B) which is reasonably likely to have a material effect on the Company’s business, financial condition, results of operations or prospects or (ii) any reverse stock split by the Company of its voting securities.

Further, Terrapin Partners, JFLEI and their affiliates agreed, subject to the exceptions contained in the following paragraph, not to (1) acquire any voting securities or any rights to acquire voting securities of the Company except the 8,925,214 shares over which Terrapin Partners acquired beneficial ownership upon consummation of the transactions on October 22, 2001, (2) enter into any merger, tender offer or similar transaction involving the Company or acquire any portion of the business or assets of the Company unless (A) all holders of voting securities of the Company are treated equally in terms of the consideration to be received by such holders and (B) the transaction is not entered into with Terrapin Partners, JFLEI or their affiliates or any other person acting in concert with Terrapin Partners, JFLEI or their affiliates, (3) participate in any solicitation of proxies for the removal of any member of the Independent Committee or (4) take any action challenging the validity or enforceability of the provisions described in item 1, 2 and 3 above.

Notwithstanding the foregoing, Terrapin Partners and its affiliates are entitled to purchase voting securities of the Company (1) through open-market transactions not to exceed 5% of the voting securities of the Company in the aggregate or (2) if (a) such purchase is made as a result of a transaction (or a series of transactions) in which Terrapin Partners or its affiliates acquire or offer to acquire all of the outstanding voting securities of the Company, (b) the transaction is approved by a majority of the independent directors and the consideration to be paid for the voting securities is deemed to be fair from a financial point of view in an opinion issued by an investment banking firm retained by the Independent Committee and (c) the transaction is approved by the holders of a majority of the outstanding voting securities of the Company (excluding for the purposes of such calculation any voting securities owned by Terrapin Partners, JFLEI or their affiliates or any other person acting in concert with Terrapin Partners, JFLEI and their affiliates).

The Stockholders Agreement terminates upon the earlier of (1) October 22, 2004, (2) with respect to any voting securities beneficially owned by Terrapin Partners, upon the transfer of such voting securities to a person other than JFLEI or any Restricted Transferee (as defined in the Stockholders Agreement), (3) the date on which Terrapin Partners, together with JFLEI and any Restricted Transferee, shall cease to beneficially own voting securities of the Company representing at least 15% of the total voting power of the Company; and (4) the date on which the Company files a Form 15 with the Securities Exchange Commission, the filing of which was approved by at least a majority of the members of the Independent Committee.

J.F. Lehman Management Agreement

Effective October 22, 2001, the Company entered into a Management Agreement with JFL that provides for payment of an administrative and consulting fee of $375,000 per year, plus the reimbursement of reasonable out- of-pocket expenses. The Company incurred $375,000 and $72,000 related to this agreement during 2002 and 2001, respectively. The Management Agreement has a two-year term, but will automatically renew for successive two-year terms in the absence of written notice from one party given to the other at least one year prior to the scheduled termination date. The renewal of this agreement for 2003 and 2004 was approved by the Audit Committee of the Board of Directors in 2002. In addition, the Management Agreement automatically terminates upon the sale of all or substantially all of the capital stock or assets of the Company to an unaffiliated third party.

Amendment to Pratt Documents

On July 14, 1999, Mr. Pratt acquired 750,000 shares of common stock of the Company, $.01 par value, at $3.91 per share, in exchange for a $2.9 million full recourse note, bearing interest of 5.82% due July 14, 2004. Interest accrued on this note at December 31, 2002 was $599,000. The shares were pledged as collateral for the note, which Mr. Pratt has personally guaranteed. During 2001, the note was amended to, among other things, (i) extend the maturity date to July 14, 2008 and (ii) provide for the substitution of collateral, whereby the 750,000 shares of the Company’s common stock were released to Mr. Pratt in exchange for the pledge of 750,000 common units of Terrapin Partners Holding Company LLC. During 2002, this note was amended in connection with Mr. Pratt’s Transition Agreement.

On November 1, 2001, Mr. Pratt was granted the right to purchase up to 750,000 shares of the Company’s common stock at a price of $1.65 per share, in exchange for a $1.2 million full recourse note. In accordance with Mr. Pratt’s Transition Agreement, the proceeds from the grant and disposition of these shares must be used to repay any remaining obligations under Mr. Pratt’s term note to the Company.

Other Matters

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the shareholders at the annual meeting, except as specified in the notice of the annual meeting of shareholders.

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2002 is available without charge upon written request to:

J. Jeffrey Fox

Senior Vice President and Chief Financial Officer

OAO Technology Solutions, Inc.

7500 Greenway Center Drive, 16th Floor

Greenbelt, MD 20770-3522

The Annual Report is not incorporated into this Proxy Statement and is not considered part of these soliciting materials.

Directions to: THE JEFFERSON HOTEL 1200 Sixteenth Street, N.W. Washington, D.C. 20036 Phone: 202-347-2200

From the North via 95 (New York, Newark, Philadelphia, Baltimore):

Follow 95 South towards Richmond. In Baltimore, take the Baltimore/Washington Pkwy—295

South. Follow signs for US Route 50/Baltimore

Washington Pkwy. Bear Right At Fork Onto New York Ave. Follow New York Ave To Massachusetts Avenue. Bear right onto Massachusetts Avenue and continue to Thomas Circle. Go under Thomas Circle until you reach Scott Circle. Go 3/4 of the way around Scott Circle and exit to the right onto 16th Street Southbound—toward White House. Go 1/2 a block and hotel is on the corner on the right just before reaching M Street.

From Washington National Airport:

Leave National Airport following signs for

Washington. You will be on George Washington Pkwy North. Follow signs for 395 North and Route 1. Stay in left lanes and follow the 14th Street Bridge. Stay in left lanes and go straight off the bridge onto 14th street. Go to Thomas Circle. Go around circle and exit to the right onto Massachusetts Ave. Follow Massachusetts Ave for 2 blocks. At Scott Circle go around and exit right on 16th Street Southbound. A statue of Gen. Scott on horseback in middle of Circle—horse facing 16th street. Continue on 16th St. Hotel on the right at end of block—before intersection of 16th and M Streets.

From Interstate 270:

Follow I-270 South in direction of Washington. Follow I-495 to the left—opposite of Northern Virginia. Follow I-495 to Connecticut Ave Exit. Follow this South to Dupont Circle. Go around Circle and turn right onto Massachusetts Ave Eastbound. Follow to Scott Circle. Go 1/4 around Circle—Turn right on 16th St Southbound—toward White House. Go 1/2 a block and hotel is on the right before M Street.

From Dulles International Airport:

From the Airport exit follow Dulles Access Rd To I-66 East. Take I-66 East to Washington DC. Cross the Potomac River on Roosevelt Bridge. Exit Constitution Ave. Go to 18th Street NW. Turn left on 18th Street NW. Go to Massachusetts Ave. Turn right. Go 3 blocks. Turn right on 16th Street. Hotel on the right—down one block—on corner of M Street.

From the South via 95 (Richmond):

As I-95 approaches Washington it becomes 395. Follow 395 North and stay in far left lane—follow signs for Route 1 and the 14th Street Bridge. Proceed straight off bridge onto 14th St. Take this to Thomas Circle. Go around Circle and exit right onto Massachusetts Ave Westbound. Follow To Scott Circle. On Circle exit right onto 16th St. Southbound—towards White House. Hotel on corner before M Street.

From West via 66:

Follow I-66 East To Washington. Crossing Theodore Roosevelt Bridge, stay in right lane. Proceed straight off bridge onto Constitution Ave. Go to 17th St. Turn left. Go to Rhode Island Ave. Turn right. Follow Rhode Island Ave one block to Scott Circle. Go around Circle and exit 16th St Southbound—towards White House. Hotel at corner on right before M St.

Please Mark Here for Address	☐
Change or Comments
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
					FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS			2. RATIFICATION OF AUDITORS
	Nominees:				☐	☐	☐
01 John F. Lehman
02 Cecile D. Barker
03 Yvonne Brathwaite Burke
04 Frank B. Foster, III
	05 Donald Glickman		WITHHELD
	06 Gen. Paul X. Kelley (Ret.)	FOR	for all
07 Charles A. Leader
	08 Richard B. Lieb	☐	☐
09 Louis N. Mintz
10 Gregory A. Pratt
11 George Sawyer

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WHILE VOTING

FOR THE REMAINDER, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST.

Signature	Signature	Date

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. If shares are jointly owned, you must both sign. Include your full title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.

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♦  FOLD AND DETACH HERE  ♦

7500 Greenway Center Drive

16th Floor

Greenbelt, MD 20770-3522

Phone: (301) 486-0400

Fax: (301) 486-0415

For more information, please visit our website at

www.oaot.com

PROXY

OAO TECHNOLOGY SOLUTIONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign and date this proxy, and indicate how you wish to vote, on the back of this card. Please return this card promptly in the enclosed envelope. Your vote is important.

When you sign and return this proxy card, you

•	appoint Charles A. Leader and J. Jeffrey Fox, and each of them (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on May 23, 2003, and at any adjournments of that meeting;

•	authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting; and

•	revoke any previous proxies you may have signed.

IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE FOR ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR RATIFICATION OF THE SELECTION OF AUDITORS, AND AS THEY MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

Address Change/Comments (Mark the corresponding box on the reverse side)

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